EXHIBIT 10.113

AEOLUS PHARMACEUTICALS, INC.

Code of Ethics for Chief Executive Officer and Senior Financial Officers

The Company’s Chief Executive Officer and its senior financial officers, including the Chief Financial Officer, Controller and other similar employees, due to their important and elevated role in the Company’s corporate governance, must comply with the following standards of conduct:

•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

•	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated.

•	Create and provide information to the SEC and the public that is full, fair, accurate, timely and understandable.

•	Comply with applicable laws, rules and regulations of federal, state and local governments, and applicable private and public regulatory agencies.

•	Comply with applicable accounting rules and pronouncements.

•	Respect the confidentiality of information acquired in the course of their work except when authorized or otherwise legally obligated to disclose such information. Confidential information acquired in the course of their work may not used for personal advantage.

•	Use responsibly and as authorized all assets and resources employed or entrusted to them.

It is the responsibility of the CEO and each senior financial officer promptly to bring to the attention of the Audit Committee:

•	any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings;

•	any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves any director, officer or other employee who has a significant role in the Company’s financial reporting, disclosure or internal controls for disclosure and financial reporting;

•	any information he or she may have concerning any violation of this Code of Ethics or the Company’s Code of Business Conduct, including any actual or apparent conflicts of interest between personal and professional relationships, involving any director, officer or other employee who has a significant role in the Company’s financial reporting, disclosure or internal controls for disclosure and financial reporting; and

•	any information he or she may have concerning evidence of any violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of this Code of Ethics or the Code of Business Conduct.

The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code of Ethics. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics, and may include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

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